[LOGO] PMA CAPITAL
       A Specialty Risk Management Company

Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                        PRESS RELEASE
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For Release:  Immediate

     Contact:  Albert D. Ciavardelli
               (215) 665-5063


             PMA Capital Corporation Adopts Shareholder Rights Plan
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Philadelphia,  PA,  May 3,  2000  -- PMA  Capital  Corporation  (NASDAQ:  PMACA)
announced today that its Board of Directors has adopted a shareholder rights plan in which rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held by shareholders of record as of the close of business on May 22, 2000. The Rights will expire on May 22, 2010. The Rights will also attach to any newly issued shares of Class A Common Stock. The rights plan was not adopted in response to any takeover attempt.

"The Company's rights plan is designed to protect our shareholders' right to retain their equity investment in the Company and receive full value for their investment," stated John W. Smithson, President and Chief Executive Officer.

Initially, each Right will be represented by the Company's Class A Common Stock, will not be traded separately from the Class A Common Stock and will not be exercisable. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Class A Common Stock, or announces or starts a tender or exchange offer that would result in beneficial ownership of 15% or more of the outstanding Class A Common Stock in a transaction not approved by the Company's Board.

Subject to certain exemptions, if any person becomes the beneficial owner of 15% or more of the Company's Class A Common Stock, then each Right not owned by the 15%-or-more shareholder will entitle its holder to purchase shares of the Company's Class A Common Stock at half-price, and in the event of a subsequent merger, to purchase, at the Right's then current exercise price, shares of common stock of the acquirer having a value of twice the Right's then current exercise price.

The Company will generally be entitled to redeem the Rights for $.001 per Right, subject to adjustment, at any time until the close of business on the tenth day after a person acquires a 15% position in the Company's Class A Common Stock. The Company will mail a summary of the shareholder rights plan to its shareholders.


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PMA Capital  Corporation,  headquartered  in Philadelphia,  Pennsylvania,  is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) managed care workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.